Exhibit 10.24

FORM OF
SECTION 409A AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made December 31, 2008, by and between ARIAD Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and ________________ (the “Employee”).

WHEREAS, the Company and the Employee entered into that certain Employment Agreement dated as of ____________, as last amended on _____________ (the “Employment Agreement”);

WHEREAS, the Company has determined with the assistance of outside legal counsel that an amendment to the Employment Agreement is necessary by December 31, 2008 in order to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company has proposed amendments to avoid violating final regulations issued under Section 409A of the Code as practicable without impacting the Employee’s substantive rights under the Employment Agreement;

WHEREAS, the Employee agrees to amend the Employment Agreement in the form set forth below in order to avoid violating Section 409A of the Code.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows effective as of December 31, 2008:

1.           The following sentence is hereby added at the end of Section 5.1 of the Employment Agreement:

“In no event shall the Employee be entitled to terminate employment with the Company on account of an event described in this Section 5.1 unless the Employee provides notice of the existence of a purported condition described above within a period not to exceed ninety days of its initial existence, and the Company fails to cure such condition (if curable) within thirty days after the receipt of such notice.”

2.           The following sentence shall be added at the end of Section 6 of the Employment Agreement:

“It is intended that salary continuation payments under this Section 6 that are paid no later than December 31st of the second full calendar year following the calendar year in which the Employee separates from service shall be exempt from Section 409A as payments resulting from an involuntary separation from service under to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.”

3.           The following sentences shall also be added at the end of Section 6 of the Employment Agreement:

“Notwithstanding the foregoing, the notice of termination must be provided no later than the March 15th immediately following the calendar year in which the Change in Control occurs (the ‘Short-Term Deferral Payment Due Date’), and all continued salary payments must be completed not later than Short-Term Deferral Payment Due Date.  Any amount paid under clause (ii) of the second paragraph of this Section 6 is intended to satisfy the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations, and shall not be deferred compensation subject to Section 409A.”

4.           Section 7(b) of the Employment Agreement shall be amended in its entirety to read as follows:

“After six (6) years of full-time employment, one three-month period of fully paid leave of absence in accordance with the Company’s Officer Sabbatical Policy in place at that time.”

5.           Section 14 is renumbered Section 15 and a new Section 14 is added to the Employment Agreement as follows:

“14.           Section 409A

14.1           The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

14.2           If the Employee is considered by the Company to be a ‘specified employee’ (within the meaning of Section 409A) upon separation from service, then with regard to any payment or the provision of any benefit that is otherwise considered deferred compensation under Section 409A payable on account of separation from service, such payment or benefit shall be made or provided at the date which is the earlier of (i) the first payroll period commencing during the seventh month immediately following the date of such separation from service, and (ii) the date of Employee’s death (the ‘Delay Period’).  Upon the expiration of the Delay Period, all payments and benefits delayed hereunder (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

14.3           Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  For avoidance of doubt, salary continuation benefits and continued employer paid COBRA benefits described in Section 6 are intended to be exempt from the delayed payment restriction in Section 14.2.

14.4           All expenses or other reimbursements as provided under the Agreement shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee.  No reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

14.5           All payments and benefits that are payable upon a termination of the Agreement (including the first paragraph of Section 6 but excluding the second paragraph of  Section 6) or a termination of the Employee’ employment hereunder shall be paid or provided only upon the Employee’s  ‘separation from service’ from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Section 1.409A-1(h)(1) of the Treasury Regulations.”

6.             Section 15 of the Employment Agreement shall be amended by adding a new Section 15(f) as follows:

“(f)           ‘Section 409A’ means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder.”

7.             All other terms of the Employment Agreement shall remain in full force and effect.

This instrument, together with the Employment Agreement, contains the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Employee and the Company have caused this Agreement to be executed as of the day and year first written above.

ARIAD PHARMACEUTICALS , INC.

By:
Name:
Title:

Name:

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Schedule

The Executive Officers listed in the table below have all executed this Section 409A Amendment to Employment Agreement as of December 31, 2008.

Name and Title

Harvey J. Berger, M.D. Chairman and Chief Executive Officer

John D. Iuliucci, Ph.D. Senior Vice President, Development

David L. Berstein, Esq. Senior Vice President, Chief Intellectual Property Officer

Timothy P. Clackson, Ph.D. Senior Vice President, Chief Scientific Officer

Edward M. Fitzgerald Senior Vice President, Chief Financial Officer and Treasurer

Pierre F. Dodion, M.D. Senior Vice President, Chief Medical Officer

Daniel M. Bollag, Ph.D. Senior Vice President of Regulatory Affairs and Quality

Raymond T. Keane, Esq. Vice President, General Counsel, Secretary and Chief Compliance Officer

Matthew E. Ros Vice President, Commercial Operations

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